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                                             Filed pursuant to Rule 424(b)(3)
                                             Registration Statement No.333-51909




                   SUPPLEMENT TO PROSPECTUS DATED MAY 6, 1998

                            HELM CAPITAL GROUP, INC.

                        5,409,580 Shares of Common Stock

     This Prospectus relates to the offer and sale of 5,409,580 shares of common stock of Helm Capital Group, Inc. (the "Company"), $.01 par value per share (the "Common Stock") by the Company and for the account of the Selling Stockholders named therein, including 650,000 shares of Common Stock (the "Mezzanine Financial Notes, Series A Conversion Shares") reserved for issuance upon conversion of $812,500 principal amount of 9 1/2% Senior Convertible Notes, Series A (the "Mezzanine Notes"), of Mezzanine Financial Corp., a wholly owned subsidiary of the Company, at a conversion price of $1.25 per share. The purpose of this Supplement is to note that the conversion price of the Mezzanine Notes has been reduced from $1.25 to $1.00 per share until September 30, 1998.




             The date of this Prospectus Supplement is June 3, 1998.